EXHIBIT 3.5


                              ARTICLES OF AMENDMENT
                                       OF
                             ABLEAUCTIONS.COM, INC.



     Pursuant to Section 607.10025(2) of the Florida Business Corporation Act, ABLEAUCTIONS.COM, INC., a Florida corporation (the "Corporation"), DOES HEREBY CERTIFY AND ADOPT THESE ARTICLES OF AMENDMENT:

          FIRST: The name of the Corporation is ABLEAUCTIONS.COM, INC.

          SECOND: The Board of Directors of the Corporation, acting by consent in lieu of a special meeting, duly authorized and adopted this amendment to the Articles of Incorporation of the Corporation on August 24, 1999, pursuant to Section 607.10025(2) of the Florida Business Corporation Act, to effect a combination of the Corporation's common shares of common stock (the "Share Combination"), and written notice of the adoption of the amendment will be given as provided in
          Section 607.10025(5) of the Florida Business Corporation Act to every shareholder entitled to such notice.

          THIRD: This amendment to the Articles of Incorporation of the Corporation does not adversely affect the rights or preferences of the holders of any outstanding class of the Corporation's shares and (b) the percentage of authorized shares remaining after this amendment to the Articles of Incorporation of the Corporation will not exceed the percentage of authorize shares remaining unissued before this amendment to the Articles of Incorporation of the Corporation.

          FOURTH: The number of shares of common stock subject to the Share Combination is 73,000,000 shares and the number of shares of common stock which will result from the Share Combination is 18,250,000.

          FIFTH: The Articles of Incorporation of this Corporation are amended by changing ARTICLE IV so that, as amended, said ARTICLE IV shall read as follows:

                                   ARTICLE IV

               The capital stock of the Corporation shall consist of Sixty-Two Million Five Hundred Thousand (62,500,000) shares of common stock, with a par value of $0.001 per share. The 73,000,000 shares of issued and outstanding common shares of the Corporation, with a par value of $0.001, either issued and outstanding or held by the Corporation as treasury stock, immediately prior to 5:00 P.M. (Eastern Standard Time) on September 5, 1999, shall be automatically reclassified and changed


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               (without  any  further  act)  into   18,250,000   fully-paid  and
               non-assessable shares of common stock of the Corporation, with a par value of $0.001.

     SIXTH:  This amendment  shall be effective at 5:00 P.M.  (Eastern  Standard
     Time) on September 5, 1999.

     SEVENTH: This amendment to the Articles of Incorporation was duly adopted in accordance with the provisions of Section 607.10025 of the Florida Business Corporation Act. "Shareholder action not required."


     DATED this 24th day of August, 1999.


                                    By: /s/ Doug McLeod
                                        ----------------------------------------
                                        Doug McLeod

                                    Title:  President